Exhibit 99.1
FOR IMMEDIATE RELEASE
NEXCEN BRANDS STOCKHOLDERS APPROVE NAME CHANGE
Company to exit mortgage-backed securities business
New York, N.Y., October 31, 2006 – NexCen Brands, Inc. (“NexCen” or the “Company”) announced that at its Annual Meeting held earlier today, stockholders voted to change the Company’s name to NexCen Brands, Inc. from Aether Holdings, Inc. Effective at the opening of trading on November 1, NexCen common stock will trade on the NASDAQ Global Market under the symbol “NEXC.” The stock previously traded under the “AETH” symbol. In connection with these changes, the new CUSIP number is 653351 10 6. (Holders of Aether stock certificates will not be required to exchange them for new certificates or take any further action.)
“With our business now focused on our brand acquisition and management platform, the new company name and ticker symbol is indicative of our future plans,” said Robert W. D’Loren, NexCen’s President and Chief Executive Officer. “We are now poised to fully execute our new business strategy. I look forward to a very promising future for the company, and for our stockholders,” he noted in closing.
The Company also reported that stockholders approved the sale of its remaining mortgage-backed securities (“MBS”) portfolio and its exit from the MBS business. The Company expects to complete the sale of the remaining MBS investments during the fourth quarter.
At the meeting, stockholders also approved the election of the proposed slate of directions, including one new board member, Jack Rovner, the adoption of new bonus and equity plans and the ratification of KPMG as the Company’s independent accounting firm.
About the Company
NexCen Brands, Inc. (formerly Aether Holdings, Inc.) is a brand acquisition and management company focused on assembling a diversified portfolio of IP-centric companies operating in the consumer branded products and franchise industries.
For more information on NexCen please visit our website at www.nexcenbrands.com or contact:
Media Relations
Marjorie Klein
MKlein Communications
(203) 938-2553
mklein6@optonline.net
Investor Relations
David B. Meister
NexCen Brands, Inc.
(212) 277-1119
Investor_relations@nexcenbrands.com
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